Exhibit 99.1

Applied Energetics, Inc.

Applied Energetics Announces Relocation of Corporate Headquarters to UA Tech Park

Tucson, AZ, March 17, 2021 – Applied Energetics, Inc. (OTCQB: AERG), today announced that it will relocate its corporate headquarters to UA Tech Park, a research and technology park owned and operated by the University of Arizona. The new strategic location will support the Company's anticipated future growth and provide greater capacity for research, product development and production activities. The move, expected to take place over the next 60 days, will provide the Company with an ITAR and laser safety compliant facility totaling approximately 13,000 square feet, of which approximately 4,800 square feet is dedicated to a Class 1000 (ISO 6) Cleanroom. Applied Energetics is benefiting from millions of dollars of capital investment made by the previous occupant which was a global provider of lasers and laser-based technology for scientific, commercial, and industrial customers.

Applied Energetics joins over 60 other technology companies and organizations that call UA Tech Park home. The UA Tech Park provides the infrastructure for business, community and the University of Arizona to connect and advance leading edge technology, a place where emerging businesses and tech giants work side by side. Located in one of Arizona’s fast-growing suburban settings on Tucson’s southeast side at Rita Road, the Park’s spacious campus encompasses 1,282 acres and has 2 million square feet of space for high-tech offices, R&D, and laboratory facilities.

Gregory J. Quarles, Ph.D., chief executive officer of Applied Energetics, commented, “Our new headquarters at UA Tech Park will enable Applied Energetics to grow to the next level, as we look to further our strategic plan of innovation, development and commercialization of our proprietary technologies in the field of ultra-short pulse lasers. This facility, with its research labs and state-of-the art clean room, is perfectly suited and move-in ready to align with our defense industry and production roadmap. This move also eliminates the downtime of a buildout and nearly triples our floor space with a rent schedule that is aligned with our balance sheet but built for our long-term growth profile.”

Quarles added, “The Tucson region, and specifically UA Tech Park, is home to many companies in the technology and defense industry and offers a professional, well-educated workforce that will allow us to recruit top scientific, engineering, and commercial talent with laser and defense industry expertise. We are excited to bring our headquarters to this dynamic and collaborative tech park.”

About UA Tech Park

The University of Arizona Science and Technology Park (UA Tech Park at Rita Road) is one of the nation’s premier university research parks. The UA Tech Park is directed by Tech Parks Arizona which creates the “Interactive Ground,” that connects the University, community, and industry in pursuit of technology innovation and commercialization. The Park links cutting-edge technology companies with the resources of the University of Arizona, creating an environment in which companies incubate, innovate, grow and succeed. For more information, visit www.techparks.arizona.edu.

About Applied Energetics, Inc.

Applied Energetics, Inc., “AE” based in Tucson, Arizona, specializes in development and manufacture of advanced high-performance lasers, high voltage electronics, advanced optical systems, and integrated guided energy systems for defense, aerospace, industrial, and scientific customers worldwide. Applied Energetics pioneered and holds all crucial intellectual property rights to the development and use of Laser Guided Energy (LGETM) technology and related solutions for commercial, defense and security applications, and are protected by 26 patents and 11 additional Government Sensitive Patent Applications “GSPA”. The company’s 11 GSPA’s are held under secrecy orders of the US government and allow AE greatly extended protection rights. For more information, visit www.aergs.com

Forward Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as "may", "believe", "will", "expect", "project", "anticipate", “estimates", "plans", "strategy", "target", "prospects" or "continue", and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

For more information contact:

Cameron Associates, Inc.

Investor Relations - Kevin McGrath, Managing Director

T: 212-245-4577

kevin@cameronassoc.com